Exhibit 12.1
BioMed Realty Trust, Inc.
Statement of Computation of Ratios

	Year Ended December 31,
	2010	2009	2008	2007	2006

Earnings:
Add:
Income from continuing operations before minority interests and income/loss from unconsolidated joint ventures	$40,959	$62,580	$64,331	$73,099	$34,745
Amortization of interest capitalized	4,456	3,009	1,308	112	81
Distributions from unconsolidated joint ventures	1,374	586	687	357	130
Fixed charges (see below)	91,687	77,403	83,492	86,918	48,742
Subtract:
Interest capitalized	(5,442)	(12,405)	(42,320)	(58,132)	(7,797)

Total earnings	$133,034	$131,173	$107,498	$102,354	$75,901

Fixed charges:
Interest expensed	86,245	64,998	41,172	28,786	40,945
Interest capitalized	5,442	12,405	42,320	58,132	7,797

Total fixed charges	$91,687	$77,403	$83,492	$86,918	$48,742

Ratio of earnings to fixed charges	1.5	1.7	1.3	1.2	1.6

Ratio of earnings to fixed charges and preferred stock dividends	1.2	1.4	1.1	1.0	1.6

Preferred stock dividends	$16,963	$16,963	$16,963	$16,868	$—

BioMed Realty, L.P.
Statement of Computation of Ratios

	Year Ended December 31,
	2010	2009	2008	2007	2006

Earnings:
Add:
Income from continuing operations before minority interests and income/loss from unconsolidated joint ventures	$40,959	$62,580	$64,331	$73,099	$34,745
Amortization of interest capitalized	4,456	3,009	1,308	112	81
Distributions from unconsolidated joint ventures	1,374	586	687	357	130
Fixed charges (see below)	91,687	77,403	83,492	86,918	48,742
Subtract:
Interest capitalized	(5,442)	(12,405)	(42,320)	(58,132)	(7,797)

Total earnings	$133,034	$131,173	$107,498	$102,354	$75,901

Fixed charges:
Interest expensed	86,245	64,998	41,172	28,786	40,945
Interest capitalized	5,442	12,405	42,320	58,132	7,797

Total fixed charges	$91,687	$77,403	$83,492	$86,918	$48,742

Ratio of earnings to fixed charges	1.5	1.7	1.3	1.2	1.6

Ratio of earnings to fixed charges and preferred unit distributions	1.2	1.4	1.1	1.0	1.6

Preferred unit distributions	$16,963	$16,963	$16,693	$16,868	$—